Exhibit 10.4

Dedicated Team Agreement

Modavox, Inc.

Prepared for: Modavox, Inc.

Prepared by: Vineet Kothari, Digital Avenues Limited

Date: May 07, 2009

The Schedule

Suppliers Name	Digital Avenues Limited (Digital Avenues)
Suppliers Address	133A Southern Avenue Kolkata 700 029 West Bengal, India
Clients Name	Modavox, Inc.
Clients Address	1900 W. University Drive, Suite 231 Tempe, AZ 85281
Commencement Date	May 15, 2009
Expiry Date	May 14, 2010
Client Contact (Account Manager)	Sean Bradley
Supplier Contact (Account Manager)	Vineet Kothari
Team Size	8
Fees	US$ 21,000 per month (US Dollars Twenty One Thousand per month)

Resource Requirements

Role	Nos.	Team Member
Team Lead (Augme)	0.5	Biswajit Mukhopadhyay
Team Lead (Product Development)	0.5	Suvendu Banik
Sr. PHP Developer (Augme)	1.0	Subrata Mukherjee
Sr. PHP Developer (Augme)	1.0	Souvik Ghosh
Sr. ASP.Net Lead	1.0	Anshuman Roy
Sr. ASP.Net Developer	1.0	TBD
Sr. ASP.Net Developer / Flash	1.0	TBD
Tester	1.0	TBD
Creative / Design Skills	1.0	Multiple team members with the following skills: •Logos •Flash Design •Website Designing •Print •Illustrations and 3D •Presentation
TOTAL	8.0

Terms and Conditions

General Terms

•
A team member may be replaced on account of the client asking for a change or the team member leaving the company or moving into a different role within the company.  If a team member has to be replaced, then Digital Avenues will in good faith replace the resource/skill set with equal or better qualifications at its own cost.

•	Digital Avenues will be responsible for providing Hardware and Software for the resources unless otherwise agreed in writing.

•	Digital Avenues will be responsible for training any additional resources.

•	The resources provided by Digital Avenues will be required to represent Modavox, Inc. in their communications with any Clients of Modavox and in doing so will use a Modavox email address if provided.

•	Access to electronic timesheet reports will be available to the client.

•	The skills of the team members in various roles will be as defined in Appendix A of this contract.

Calculation of Billable Time

•	Each team member will work 150 hours per month on average during the length of the contract

•	If a team member works for lesser hours than required in a given month on account of idle time due to insufficient work load, then the client will be billed for those hours

•
If a team member works for lesser hours than required in a given month on account of excess leaves / absenteeism or any other reason for which the client is not responsible, the differential will be made up in subsequent periods or adjusted against the final invoicing of the contract period.

Engagement Period

•
The engagement will begin on May 15, 2009 for a period of 1 year  (if not terminated sooner as described below) and the contract will be auto-renewed for an additional year thereafter, unless Modavox provides written notice of it’s intent not to renew prior to the expiration of the Engagement Period.

Cancellation Policy

•
In addition to the parties’ rights under Section 8 of the Agreement, the engagement may be cancelled by Modavox for convenience upon 3 months’ notice or upon 1 month’s notice  with an additional one month fee (which means that from the date the cancellation notice is issued, the team would be engaged for 1 month but the amount due would be for that month and an additional month).

Trial Period

•
The first 3 months of the contract (until Aug 15, 2009) will be a trial period with an allowed variance of 10% in terms of hours spent.  Hence if 1280 hours (160 hours x 8 resources) is the base for the 8 member team, then the team will work for a max of 1280 plus10% (128 hours) without additional billing.  Beyond that, additional billing at $20/hour would be applied.  Similarly, if the hours used is less than 1280 minus10% (128 hours), DA will still invoice MDVX for 1280 minus128 hours.

•	Beyond the trial period, the billing will be fixed at $21,000 per month for a team of 8 resources as outlined above.

•
If additional effort/resources are required, then a billing rate of US$20/hour will be applied.  All such overages and associated charges will have to be pre-approved in writing by the Client Contact / Account Manager.

•	After the 3 month testing period, client will re-assess the resource allotment and adjust as needed. Digital Avenues will apply the excess credit to the first full month.

Payment Terms

•	Payments will be made to Digital Avenues Limited via International Wire Transfer against invoices raised by Digital Avenues on the client.

•	Invoices will be raised on the first of a month (or at the beginning of the work period as in the case of May 2009). Any adjustments that need to be done will be carried forward to the next invoice.

•
Payments will be made by the 3rd of every month following the completed month of services rendered.  Hence for June 2009, invoice will be raised on June 1 and payable on or before July 3, 2009. May 2009 will be an exception where we would raise the invoice on May 15 and expect to be paid by June 3, 2009.

Late Payments and Interest

•
Digital Avenues reserves the right to charge interest in over-due invoices at the rate of 8% per annum.  Notwithstanding the foregoing, such interest will not apply if Client contests or requests correction of an invoice before payment is due and the parties work together to resolve the dispute as provided in Section 10.6  of the Agreement.

Exceptions

•
For new projects worked on by Digital Avenues for the period commencing May 1, 2009, and ending  May 14th, 2009, those projects will be billable under this Agreement and otherwise subject to the terms of this Agreement, and hours will be tracked and invoiced accordingly.  On May 14th, such hours worked will be calculated, DAL and MDVX will come to an agreement on the total hours and then applicable fees will be added to the  first invoice hereunder to be paid June 3, 2009 .

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

For and on behalf of Digital Avenues Limited 133A Southern Avenue Kolkata 700 029, West Bengal India	For and on behalf of Modavox, Inc. 1900 W. University Drive, Suite 231 Tempe, AZ 85281 USA
Vineet Kothari	Mark Severini
Chief Executive Officer	Chief Executive Officer

Signed: ___________________________	Signed: ___________________________

Dated: ___________________________	Dated: ___________________________

TERMS AND CONDITIONS

1.           Definitions

1.1           In this agreement:

“Agreement” means the agreement between the Client and the Supplier constituted by these Terms and Conditions and the Schedule;

“Client” means the person, firm or company requiring the Service Provider’s services which for the purpose of this contract will be “Modavox, Inc.” or “MDVX”;

“Commencement Date” means the date on which this Agreement is to commence as specified in the ‘Schedule’;

“Confidential Information” means all designs, drawings, data, specifications, processes, procedures, Intellectual Property, trade secrets, reports, records, including details of customers, suppliers and similar databases and all other technical, financial, business or other information relating to the Services and/or to MDVX and/or to DAL and obtained or created by the Supplier at any time, whether or not such information is reduced to a tangible form or expressly stated to be ‘confidential’;

"Event of Force Majeure" any cause or causes beyond either party's reasonable control including, but not limited to, acts of God, terrorism, war, fire, flood, earthquake, explosion, strike or civil commotion;

“Fees” means the fees for the provision of the Services by the Supplier to the Client as detailed in the Schedule or otherwise mutually agreed;

"Intellectual Property" means any and all patents, trade marks, service marks, registered designs, utility models, design rights, copyrights (including but not limited to copyright in computer software), database rights, inventions, technical information, know-how, business or trade names, goodwill and all other intellectual property and rights of a similar or corresponding nature in any part of the world, whether registered, registrable or not or capable of registration or not and including all applications and the right to apply for any of the foregoing rights;

"Mutually Agreed" means mutually agreed in writing between the authorized representatives of the Client and the Supplier at any time after the date of this Agreement;

“Nominated Staff” means that employee of the Supplier who has been specifically identified to provide Services to the Client, either individually or as a part of the group;

“Payment Terms” means the terms agreed for the payment;

“Pre-existing work” means any code / snippet / system, whether or not developed / modified by the Supplier, not in connection with this Agreement, to which the Supplier may have royalty free access;

“Schedule” means the schedule forming part of this Agreement;

“Service Provider” or “Supplier” means the person, firm or company providing the services which for the purpose of this contract will be “Digital Avenues Limited” or “DAL”;

“Services” mean the Services which the Supplier has agreed to supply to the Client as set out in the Schedule;

"Special Conditions" means the provisions (if any) specified as such in the Schedule;

“Term” means the Engagement Period as described in the Schedule.

1.2              The headings in this Agreement are inserted only for convenience and shall not affect its construction.

1.3              Reference to a person shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or one or more of the foregoing.

1.4              References to the singular include the plural and references to the masculine include the feminine and vice versa.

2.           These Terms

2.1              These Terms and Conditions form part of the Agreement. Where these Terms and Conditions are inconsistent with any terms set out in the Schedule the latter shall apply to the extent of such inconsistency.

2.2              No variation or amendment to these Terms and Conditions shall be valid unless Mutually Agreed to in writing by the Client and the Supplier.

3.           The Services - General Obligations

3.1             The Supplier shall provide the Services in accordance with the timetable or other targets for progress as set out in the Schedule or otherwise Mutually Agreed.

3.2             The Supplier will perform and undertake the Services in accordance with the terms set out in the Schedule using the highest standards of workmanship and exercising all proper care and skill. The Supplier will act at all times in the best interests of the Client and their Clients. To the extent that the Supplier acts in breach of these obligations, the Client may require the Supplier to correct any defects arising from poor workmanship and Client will not be billed for such work.

3.3             The Supplier shall provide the Services at such locations as shall be nominated by the Client from time to time and shall ensure that the Supplier's employees, agents or subcontractors, whilst providing the Services at such locations, comply with such health and safety and other procedures and policies as may be notified to them from time to time by the Client. The Client will be required to reimburse the Supplier for all reasonable travel expenses incurred by the Supplier where it is necessary for the Supplier to provide the services at an alternative location than agreed to.

3.4             The Supplier shall be deemed to have satisfied itself as regards the nature and extent of the Services, the supply of and conditions affecting labour and the equipment necessary for the performance of the Services, and shall provide and maintain an organisation having the necessary facilities and resources to undertake the Services.

3.5             The Supplier shall:

3.5.1           without prejudice to the generality of Clause 3.4 above provide, at all times, the number of staff required to fulfil its obligations under the Agreement and shall ensure that all such staff have appropriate qualifications, experience and competence and are in all respects acceptable to the Client;

3.5.2           take all reasonable steps, as far as possible, to avoid changes of staff assigned to and accepted for the work under the Agreement;

3.5.3           give at least two week’s written notice of proposals to change Nominated Staff.

3.6              Unless otherwise stated in the Schedule or Mutually Agreed, the Supplier shall supply at its own cost any equipment or other items required in the course of providing the Services. Insofar as the Client does provide the Supplier from time to time in connection with the Services with any property (of whatever kind, whether equipment, software, paper materials or any other items) which is owned or rented by or licensed to the Client:

3.6.1           the Supplier shall only use such property for the purposes of providing the Services and in accordance with any instructions for use and/or any hire or licence terms made known to the Supplier by the Client;

3.6.2           such property shall remain the property of the Client (as between the Client and the Supplier) and the Supplier shall not sell, assign, mortgage, hire or part with possession of that property or otherwise do or permit or cause to be done anything which might prejudicially affect the Client's rights to such property;

3.6.3           the Supplier shall keep such property safe and secure and, if requested to do so by the Client at any time, return it immediately to the Client.

3.7             The Client may from time to time designate a "Contract Manager" to be responsible for liaising with and overseeing the work carried out by the Supplier under the Agreement, in which case:

3.7.1           the Contract Manager shall be the Supplier's first point of contact with the Client on all issues connected with the Services;

3.7.2           the Supplier shall ensure that the Contract Manager is advised of all meetings between the Supplier and the Client in connection with the Services.

3.8             The Supplier shall be responsible for monitoring its performance of the Agreement (including the performance of any sub-Suppliers) and shall notify the Client immediately and provide full particulars if there is any risk that any requirements of the Agreement may not be met.

3.9             Where progress reports are required by the Client under the Agreement, the Supplier shall render those reports at such time and in such form as may be specified by the Client from time to time.

3.10           The Supplier shall keep detailed records of all things done by it in relation to the provision of the Services (including, but not limited to, proper accounts, records and vouchers for all expenditure referable to the Services) and shall:

3.10.1         provide such explanations as the Client or its agents or auditors may request in connection with such records;

3.10.2         keep all such records available for at least one year following termination of the Agreement.

3.11           The Supplier shall permit representatives of the Client to inspect and examine the provision of the Services by the Supplier.

3.12           The Supplier shall conform in every material respect to its equal opportunities and valuing diversity policies and shall not, in any dealings with its own employees or prospective employees or with any other person in connection with this Agreement, discriminate on the grounds of age, disability, sex, sexual orientation, color, race, ethnic or national origin or religion.

3.13           The Supplier shall not solicit or accept any gratuity, tip, reward, collection or other form of money taking, or make any charge for any part of the Services, save for the Fees payable by the Client and any other sums expressly approved by the Client in writing.

3.14           The Supplier warrants and represents to the Client that it is an independent Supplier and as such shall be responsible for making appropriate deductions for tax from the remuneration it pays its staff as well as for providing for contribution towards retirement benefits for them.

3.15           Nothing in the Agreement shall be construed as creating a partnership or a relationship of employer and employee or principal and agent between the Client and the Supplier.

3.16           The Supplier shall have no authority to incur any expenditure or enter into any contracts in the name of the Client.

3.17           Both parties (the Supplier and the Client) undertake to the other (the Client and the Supplier respectively) that they will not during the term of the contract nor during the period 12 months immediately following the date of termination of the contract, either on their own account, or on behalf of any other person, firm, company or other organization, directly or indirectly solicit or induce or endeavor to solicit or induce any person who on the Termination Date was a developer, manager, director or consultant of either party with whom they had dealings during the currency of this Agreement, to cease working for the other party, whether or not such person would commit any breach of contract by reason of leaving such other party.

3.18           The Supplier also undertakes not to entice away from the Client or solicit the customer or business of, any person, firm, company or other organization who at any time during the 6 months preceding the Termination Date have been a customer of, or in negotiations with, the Client in respect of Restricted Business and with whom the Supplier has had personal dealings during its employment or with whom any employee who was under its direct or indirect supervision had personal dealings during the course of the Agreement.

4.           The Services

4.1             The Supplier will only be paid for the Services actually undertaken or performed in accordance with the Schedule. The Client is only obliged to pay for days worked in accordance with the Schedule. There is no obligation to make any payment, for days when the Supplier is not providing the Services. The Client will not pay the Supplier in relation to any periods where the assigned resources are ill or otherwise incapacitated nor for holidays which the assigned resource may choose to take. The Supplier reserves the right to substitute a resource in the event that the current resource is ill, incapacitated or on leave so long as the replacement is of equivalent skill / experience and it does not affect the current work or scheduled deadlines. The Supplier also reserves the right to have resources work on ‘off-days’ in lieu of holidays or in lieu of days when the assigned resources were ill or otherwise incapacitated.

5.           Fees and Payment

5.1             The Supplier will be paid the Fees for the Services provided as set out in the Schedule.

5.2             Save where specifically included in the Schedule, the Client shall have no obligation to pay or reimburse any costs or expenses incurred in performing the Services. To the extent that the Client is obliged to pay or reimburse the Supplier for any such expenses the details will be set out in the Schedule. As a condition of making any such reimbursement, the Client will be entitled to receive receipts or other documentary evidence that such costs or expenses have been properly incurred.

5.3             All fees or other sums agreed between the Supplier and the Client are (unless otherwise stated in the Schedule) exclusive of any taxes payable. (Taxes, if applicable, shall be paid to the Supplier by the Client, subject to the receipt of a proper tax invoice).

5.4             The Supplier shall be paid the Fees as set out in the Schedule in full, net off any withholdings.

5.5             Both parties will each use their respective reasonable endeavours to resolve a dispute arising in relation to any statement or invoice submitted as soon as possible after submission thereof.

6.           Security and Data Protection

6.1             All Client or Client-provided data (“Data”) shall belong (as between the Client and the Supplier) to the Client.

6.2             The Supplier shall only use Data in connection with the provision of the Services and shall comply at all times with any directions or guidelines given or issued by the Client from time to time in relation to the processing of Data.

6.3             Without prejudice to the generality of the foregoing parts of this Clause 6:

6.3.1           the Supplier shall take appropriate technical and organizational measures against unauthorized or unlawful disclosure of Data and against accidental loss or destruction of, or damage to, Data;

6.3.2           The Supplier shall adhere to the Clients security policy and the Client shall ensure that the Supplier is made aware of the security policy;

6.3.3           the Supplier shall permit the Client to carry out spot checks on a pre-arranged basis and, on request, the Supplier shall provide such information as the Client may reasonably request to confirm that the Supplier is acting in compliance with its obligations under this Agreement with respect to the protection of Data.

7.           Intellectual Property

7.1             For all Intellectual Property conceived or made by the Supplier in the course of providing the Services including but not limited to the entire copyright whether vested contingent or future and all other Intellectual Property rights of whatever nature in and to any material whether now known or in the future created shall, subject to all outstanding payments for invoices raised by the Supplier for Services rendered as per the Schedule being made to the Supplier, belong to the Client, and the Supplier with full title guarantee hereby irrevocably assigns and agrees to assign all its interest in such Intellectual Property to the Client.  Supplier agrees to sign, execute and acknowledge or cause to be signed, executed or acknowledged without cost, but at the expense of Client, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of perfecting the foregoing assignment and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to the Intellectual Property assigned herein.  It is understood and agreed that Client or Client’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to such Intellectual Property.

7.2              For Pre-existing work owned by the Supplier and which has been used for the purpose of delivery to the Client, the Supplier shall grant world-wide, royalty-free right to the Client to be used only for the purposes for which it was delivered to them.

7.3.            The Supplier warrants and represents that:

7.3.1           deliverables shall comprise of Supplier's original work and may include royalty-free publicly available code / snippets or pre-existing code owned by the Supplier  and that use of the deliverables and exercise by the Client of the rights assigned to it by Clause 7.1 above will not infringe the rights (including Intellectual Property rights) of any third party;

7.3.2           it will be the exclusive legal and beneficial owner of the entire right title and interest in and to any Intellectual Property conceived, originated or made by the Supplier during the course of the provision of the Services and that the Supplier will be free to assign such Intellectual Property to the Client pursuant hereto without any third party claims liens charges or encumbrances of any kind and that the Supplier is free of any duties or obligations to third parties which may conflict with the terms of this Agreement;

7.3.3           the deliverables will not contain anything that is libelous, defamatory or indecent or which would otherwise infringe the statutory or common law rights of any third parties;

7.3.4           the Supplier will not do anything that may threaten or endanger any Intellectual Property subsisting in the Materials or otherwise owned by the Client.

7.5             The Supplier will take all reasonable steps to ensure that any documents or other materials and data or other information which are supplied to them by the Client or the Client's Client (whether in connection with the Agreement of otherwise) remain confidential to the person, firm or company supplying the same. Such information documents or other materials and data will not be made available to any third parties.

7.6             The Client will take all reasonable steps to ensure that any documents or other materials and data or other information which are supplied to them by the Supplier or the Supplier's Client (whether in connection with the Agreement of otherwise) remain confidential to the person, firm or company supplying the same. Such information documents or other materials and data will not be made available to any third parties.

7.7             This obligation of confidentiality will remain in force beyond the cessation or other termination of this Agreement.

7.8             The Supplier agrees to ensure that any information which is received from either the Client or their Clients in connection with the Agreement will only be used for the purposes of carrying out the Services.

7.9             The Supplier will not at any time make any copy, abstract, summary or précis of any document or other material belonging to a Client except when required to do so in the course of providing the Services (or for routine back-up purposes) in which event any such item shall belong to the Client absolutely and shall be left with or delivered up to the Client during the course of or at the end of the Term.

7.10           The provisions of Clauses 7.7 to Clause 7.9 shall not apply to any Confidential Information to the extent that it:

7.10.1         is or becomes publicly available otherwise than by breach by the Supplier of this Agreement or any other obligation of confidentiality;

7.10.2         is required to be disclosed by law to a proper authority, provided that the Client is given prior notification of the intended disclosure.

8.           Duration and Termination of the Agreement

8.1             The Agreement shall begin on the Commencement Date set out in the Schedule and (except where detailed in these Terms and Conditions) shall remain in force until the expiry of the Term (without any need for either party to give to the other any prior notice of such expiry).

8.2             Either the Client or the Supplier may terminate the Agreement by giving to the other the requisite period of notice set out in the Schedule.

8.3             Either party may terminate the Agreement by notice if the other party materially breaches this Agreement, goes into liquidation, or (in the case of an individual or firm) becomes bankrupt, makes voluntary arrangement with his or its creditors or has a receiver or administrator appointed.

8.4             Upon termination of this Agreement, or upon Client’s earlier requests upon satisfaction of Section 5 of this Agreement, Supplier will deliver to Client all property relating to, and all tangible embodiments of, the Intellectual Property assigned herein in Supplier’s possession or control.

9.           Warranty

9.1             The Supplier warrants to the Client as follows:

9.1.1           that all information provided to the Client (whether in relation to previous projects undertaken and/or the qualifications, skills and experiences) is true and accurate in all respects; and

9.1.2           the Supplier is not subject to any restrictions which may otherwise prevent it from undertaking or performing the Services for the Client or their client/s.

9.1.3           there is no action, suit, proceeding or material claim or investigation pending or threatened against Supplier in any court, or by or before any governmental department, commission or instrumentality, foreign or domestic, or before an arbitrator of any kind, which if adversely determined, might adversely affect the Deliverables or Intellectual Property assigned hereunder, or restrict Supplier’s ability to consummate this Agreement.

10.           General

10.1           These Terms and Conditions together with the terms set out in the Schedule represent the entire agreement between the parties relating to the provision of the Services by the Supplier and supersede any previous representations or agreements whether in writing or otherwise.

10.2           The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with other provisions of this Agreement.

10.3           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.4           Either party’s liability, including attorney’s fee, on the said Agreement is not to exceed higher of the value received under this Agreement or US$ 100,000; provided that such limitation will not apply with respect to any liability caused by a party’s gross negligence or material breach of this Agreement.

10.5           The parties agree that the Agreement will be governed by and construed according to the laws of the Republic of India.

10.6           Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be the subject of resolution efforts by the Chief Executive Officers / Managing Partners and General Counsels of each Party for at least 30 days prior to any action being commenced. Any unresolved disputes shall be settled exclusively by arbitration. Such arbitration shall be conducted before a single arbitrator in accordance with the provisions of ‘The Arbitration and Conciliation Act, 1996’ (India) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the honourable courts of Kolkata for that purpose. All decisions of the arbitrator shall be final and binding on the Parties. Each Party shall bear its own legal fees in any dispute. The arbitrator may grant injunctive or other relief.

10.7           This Agreement, along with the Schedule hereto contains the entire Agreement between the parties hereto with respect to the matters specified herein. This Agreement shall not be amended except by a written amendment executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorised officers as of the date first above written.

For and on behalf of Digital Avenues Limited 133A Southern Avenue Kolkata 700 029, West Bengal India	For and on behalf of Modavox, Inc. 1900 W. University Drive, Suite 231 Tempe, AZ 85281 USA
Vineet Kothari	Mark Severini
Chief Executive Officer	Chief Executive Officer

Signed: ___________________________	Signed: ___________________________

Dated: ___________________________	Dated: ___________________________

Appendix A

Biswajit Mukhopadhyay (Team Lead – Augme)

•	Total Experience: 10+ years (5.5 years with Digital Avenues)

•	Head of Process Engineering Group at Digital Avenues

•	Microsoft Certified Solution Developer

•	Technology Experience: C#, ASP.Net, SQL Server, Oracle 9i

•	Significant Project Experience:

o
Asset Tracking through Radio Frequency Identification – handling large amounts of data in real-time scenarios, customizing and generalizing asset tracking rules to make the system respond effectively to a wide range of business policies

o	Database Architect for enterprise level Ad-platform

Suvendu Banik (Team Lead – MDVX Product Development)

•	Total Experience: 10+ years (5 years with Digital Avenues)

•	Microsoft Certified Solution Developer

•	Technology Experience: C#, ASP.Net, SQL Server, AJAX

•	Significant Project Experience:

o
Asset Tracking through Radio Frequency Identification – handling large amounts of data in real-time scenarios, customizing and generalizing asset tracking rules to make the system respond effectively to a wide range of business policies

o
Asset Tracking through Radio Frequency Identification – handling large amounts of data in real-time scenarios, customizing and generalizing asset tracking rules to make the system respond effectively to a wide range of business policies

o
Office Management System – an enterprise level web-based service application for corporate formation, maintenance and document management. The application is designed for professionals, business owners and individuals who wish to create and maintain a thriving business from inception to exit.

Anshuman Roy (Lead Developer)

•	Total Experience: 4.5 years (3.5 years with Digital Avenues)

•	Microsoft Certified Application Developer

•	Technology Experience: C#, ASP.Net, SQL Server, AJAX

Typical Skillset for Sr. ASP.Net Developer

Skill	Level
.NET Framework Concepts	Expert
ADO.net	Expert
ASP.net	Expert
C#	Expert
SQL	Expert
AJAX	Practiced
CSS	Practiced
XHTML	Practiced
Javascript	Practiced
Object Oriented Principles	Practiced
RDBMS Concepts	Practiced
Sharepoint Services	Practiced
Web Services	Practiced
Windows Services	Practiced
CMMi model	Trained
Concepts - SDLC Models	Trained
DAL QMS	Trained
UML	Trained
XML	Trained
Dundas Controls	Novice

Typical Skillset for Sr. PHP Developer

Skill	Level
PHP	Expert
CakePHP Framework	Expert
MySQL	Expert
AJAX	Practiced
CSS	Practiced
XHTML	Practiced
Javascript	Practiced
Object Oriented Principles	Practiced
RDBMS Concepts	Practiced
Web Services	Practiced
Windows Services	Practiced
CMMi model	Trained
Concepts - SDLC Models	Trained
DAL QMS	Trained
UML	Trained
XML	Trained